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                                                                      Exhibit 99


                          [LOGO OF PAPA JOHN'S PIZZA]


Contact: D. Ross Davison
         Chief Financial Officer and Treasurer
         (205) 981-2823

         PJ AMERICA ANNOUNCES 2nd QUARTER 2000 SALES RESULTS

Birmingham, Alabama, June 26, 2000

         PJ America, Inc. (NASDAQ: PJAM), the largest franchisee of Papa John's International, Inc. announced today that revenues for the second quarter ended June 25, 2000 were $27.6 million. These results represent an increase of 15% over revenues of $24.0 million for the second quarter in 1999. Comparable restaurant sales for the quarter decreased .1%. The Company opened 6 restaurants and acquired one restaurant to end the second quarter with 166 restaurants in nine states and Puerto Rico.

         The Company's President and C.E.O., Doug Stephens, said, "Our sales during the second quarter were less than management's expectations, and we are continuing to focus on regaining our sales momentum. The pizza segment has been extremely price point competitive in recent months, and we have focused on increasing our transaction counts, especially in our new markets, by increasing our marketing expenditures and discounting. We also recognize that we need to continue to improve the total customer experience and have increased our investment in our restaurant support group, by adding a Vice President of Training and a Director of Marketing. Based on this information, we project second quarter earnings per share to be similar to the 23 cents per share reported in the first quarter of 2000."

         This information contains forward-looking statements within the meaning of Section 27A of The Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements reflect management's expectations based upon currently available information and data; however, actual results are subject to future events and uncertainties, which could cause actual results to materially differ from those projected in these statements. Factors that can cause actual results to materially differ include: additional unforeseen costs, expenses which may be incurred with respect to the change of the Papa John's slogan as a result of Papa John's International, Inc.'s litigation with Pizza Hut, Inc.; increased advertising, promotions and discounting by competitors which may adversely affect sales; the ability of the Company to open new restaurants and operate new and existing restaurants profitably; increases in food, labor, employee benefits and similar costs; economic and political conditions in the territories in which the Company operates; and new product and concept development by food industry competitors. Further information regarding factors that could affect the Company's financial and other results is included in the Company's forms 10-Q and 10-K, filed with the Securities and Exchange Commission.